Exhibit 99.1

Date:	April 22, 2010	NEWS RELEASE

For Release:	IMMEDIATELY

Hubbell Incorporated 584 Derby-Milford Road
P. O. Box 549
Orange, CT 06477
203-799-4100

Contact:	William R. Sperry
HUBBELL REPORTS FIRST QUARTER RESULTS;
NET SALES OF $570.5 MILLION AND EARNINGS PER DILUTED SHARE OF $0.64
ORANGE, CT. (April 22, 2010) — Hubbell Incorporated (NYSE: HUBA, HUBB) today reported operating results for the first quarter ended March 31, 2010.
Net sales in the first quarter of 2010 were $570.5 million, a decrease of 3% compared to the $585.6 million reported in the first quarter of 2009. Operating income was $65.7 million, 15% above 2009, resulting in operating income as a percent of net sales of 11.5%. Net income in the first quarter of 2010 was $38.6 million versus $33.8 million reported in 2009. Earnings per diluted share were $0.64 in the first quarter of 2010 compared to $0.60 reported in the first quarter of 2009. Free cash flow (defined as cash flow from operations less capital expenditures) was $12.8 million in the first quarter of 2010 versus $38.6 million reported in 2009.
OPERATIONS REVIEW
Timothy H. Powers, Chairman, President, and Chief Executive Officer said “Our first quarter results were consistent with our recent performance, with year-over-year operating margin expansion despite lower sales. Our overall reported sales were down 3%, including the Burndy acquisition which added 7% to net sales in the quarter. The sales decline in the quarter was

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primarily due to weaker demand for our non-residential construction products, decreased shipments for our high voltage test equipment and lower storm related volume in our power business. In addition, favorable foreign currency translation added 2% to sales while lower pricing reduced sales by 1%. Importantly, our incoming orders exceeded our billings for the first quarter resulting in a $33 million increase in backlog. I am also pleased that despite lower sales, we were able to increase operating margin by 170 basis points compared to 2009. The margin improvement was due to productivity improvements and lower restructuring costs while commodity costs and pricing were slightly negative. We did take further actions in the first quarter to reduce salaried and hourly headcount in businesses where demand has continued to deteriorate.”
Mr. Powers added “The economic environment was generally consistent with our expectations. In our Electrical segment, U.S. non-residential construction continues to experience dramatically lower demand due to tight credit and rising vacancy rates. The industrial maintenance and repair markets have improved in many areas as factory utilization has risen and there has been an increase in capital investments. The residential market appears to have bottomed but the recovery has been slower than anticipated and the growth projections for the year have been tempered. In our Power segment, excluding storms, underlying demand was lower for both distribution and transmission products as utility companies remained cautious with spending as the year began.”
SEGMENT REVIEW
The comments and year-over-year percentages in this segment review are based on first quarter results in 2010 and 2009.
Electrical segment net sales increased 2% year-over-year as the impact of Burndy more than offset weaker demand in our Commercial and Industrial lighting businesses and lower high voltage test equipment shipments. The acquisition of Burndy in the fourth quarter of 2009 added 11% to net sales and was accretive to earnings in the first quarter of 2010. Compared to the first quarter of 2009, operating income increased 45% to $40.1 million, or 9.8% of net sales. The increase in operating income and margin was due to productivity improvements, lower restructuring costs and lower commodity costs partially offset by lower organic volume.

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Hubbell’s Power segment net sales decreased by 12% compared to the first quarter of 2009 due to the impact of lower demand for both distribution and transmission products as well as lower storm related shipments. Operating income decreased to $25.6 million compared to $29.6 million reported in the first quarter of 2009. The decrease in operating income was primarily due to unfavorable price and commodity costs and lower volume partially offset by productivity improvements.
SUMMARY & OUTLOOK
Mr. Powers concluded “Non-residential construction is our largest end market, and some market indicators have weakened since the beginning of the year. However, based on our order volume, both in the quarter where we built backlog as well as what we have seen to date in April; we continue to expect a decline in the 20% range, consistent with our original outlook. The outlook for residential construction and utility spending has moderated slightly, while our expectations in our industrial markets have strengthened. The net result is our continued expectation for volume in 2010 to be comparable to 2009. Looking ahead, we will continue to manage those things which are in our control; productivity programs to drive margin improvement and careful oversight of commodity cost in relation to pricing. We expect the pricing environment to remain competitive and for the net impact of commodity costs and pricing to be slightly negative for 2010. We intend to meet that challenge by increasing our productivity efforts and driving cost containment initiatives throughout the Company. I believe that our demonstrated capability to deliver strong results in challenging end markets will continue to be realized. In addition, our balance sheet is as strong as ever and we expect to continue to evaluate and pursue strategic acquisitions to add to our portfolio.”
Certain statements contained herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements about capital resources, performance and results of operations and are based on the Company’s reasonable current expectations. In addition, all statements regarding anticipated growth or improvement in operating results, anticipated market conditions, and economic recovery are

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forward-looking. These statements may be identified by the use of forward-looking words or phrases such as “improved”, “leading”, “improving”, “continuing growth”, “continued”, “ranging”, “contributing”, “primarily”, “plan”, “expect”, “anticipated,” “expected”, “expectations,” “should result”, “uncertain”, “goals”, “projected”, “on track”, “likely”, and others. Such forward-looking statements involve numerous assumptions, known and unknown risks, uncertainties and other factors which may cause actual and future performance or achievements of the Company to be materially different from any future results, performance, or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to: achieving sales levels to fulfill revenue expectations; unexpected costs or charges, certain of which may be outside the control of the Company; anticipated benefit from the Federal stimulus package; expected benefits of process improvement and other lean initiatives; the expected benefit and effect of the business information system initiative and streamlining programs; the availability and costs of raw materials and purchased components; realization of price increases; the ability to achieve projected levels of efficiencies and cost reduction measures; general economic and business conditions; competition; and other factors described in our Securities and Exchange Commission filings, including the “Business”, “Risk Factors”, and “Quantitative and Qualitative Disclosures about Market Risk” Sections in the Annual Report on Form 10-K for the year ended December 31, 2009.
Hubbell Incorporated is an international manufacturer of quality electrical and electronic products for a broad range of non-residential and residential construction, industrial and utility applications. With 2009 revenues of $2.4 billion, Hubbell Incorporated operates manufacturing facilities in the United States, Canada, Switzerland, Puerto Rico, Mexico, the People’s Republic of China, Italy, the United Kingdom, Brazil and Australia. Hubbell also participates in joint ventures in Taiwan and Hong Kong, and maintains sales offices in Singapore, the People’s Republic of China, Mexico, South Korea, and the Middle East. The corporate headquarters is located in Orange, CT.
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(Financial Schedules are Attached.)

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HUBBELL INCORPORATED
Condensed Consolidated Statement of Income
(in millions, except per share data)

	Three Months Ended
	March 31
	(UNAUDITED)	(UNAUDITED)
	2010	2009
Net Sales	$570.5	$585.6
Cost of Goods sold	394.8	418.6

Gross Profit	175.7	167.0
Selling & administrative expenses	110.0	109.7

Total Operating Income	65.7	57.3
Operating income as of % of Net Sales	11.5%	9.8%
Interest expense, net	(7.6)	(7.7)
Other (expense) income, net	(0.5)	0.2

Income Before Income Taxes	57.6	49.8
Provision for income taxes	18.6	15.7

Net income	$39.0	$34.1
Less: Net income attributable to Noncontrolling interest	0.4	0.3

Net income attributable to Hubbell	$38.6	$33.8

Earnings Per Share:
Basic	$0.64	$0.60
Diluted	$0.64	$0.60
`

HUBBELL INCORPORATED
Condensed Consolidated Balance Sheet
(in millions)

	(UNAUDITED)
	March 31, 2010	December 31, 2009
ASSETS

Cash and cash equivalents	$264.7	$258.5
Accounts receivable, net	348.4	310.1
Inventories, net	270.4	263.5
Deferred taxes and other	88.4	85.8

TOTAL CURRENT ASSETS	971.9	917.9

Property, plant and equipment, net	366.0	368.8
Investments	29.2	28.1
Goodwill	741.2	743.7
Intangible assets and other	401.1	406.0

TOTAL ASSETS	$2,509.4	$2,464.5

LIABILITIES AND EQUITY

Short-term debt	$3.4	$—
Accounts payable	149.9	130.8
Accrued salaries, wages and employee benefits	45.3	62.8
Accrued insurance	59.7	49.3
Dividends payable	21.6	20.9
Other accrued liabilities	152.3	154.7

TOTAL CURRENT LIABILITIES	432.2	418.5

Long-Term debt	499.8	497.2
Other non-current liabilities	247.6	246.8

TOTAL LIABILITIES	1,179.6	1,162.5

Hubbell Shareholders’ Equity	1,325.9	1,298.2
Noncontrolling Interest	3.9	3.8

TOTAL EQUITY	1,329.8	1,302.0

TOTAL LIABILITIES AND EQUITY	$2,509.4	$2,464.5

HUBBELL INCORPORATED
Condensed Consolidated Statement of Cash Flows
(in millions)

	Three Months Ended March 31
	(UNAUDITED)	(UNAUDITED)
	2010	2009

Cash Flows From Operating Activities
Net Income attributable to Hubbell	$38.6	$33.8
Depreciation and amortization	18.3	17.1
Stock-based compensation expense	2.2	2.0
Deferred income taxes	2.7	3.3
Changes in working capital	(33.0)	(9.3)
Contributions to defined benefit pension plans	(0.9)	(0.8)
Other, net	(4.0)	0.5

Net cash provided by operating activities	23.9	46.6

Cash Flows From Investing Activities
Capital expenditures	(11.1)	(8.0)
Acquisition of businesses, net of cash acquired	—	(0.3)
Net change in investments	(0.5)	(2.2)
Other, net	1.1	0.3

Net cash used in investing activities	(10.5)	(10.2)

Cash Flows From Financing Activities
Short-term debt borrowings	3.4	—
Payment of dividends	(20.9)	(19.7)
Proceeds from exercise of stock options	9.6	—
Other, net	1.7	—

Net cash used in financing activities	(6.2)	(19.7)

Effect of foreign exchange rate changes on cash and cash equivalents	(1.0)	(2.9)

Increase in cash and cash equivalents	6.2	13.8
Cash and cash equivalents
Beginning of period	258.5	178.2

End of period	$264.7	$192.0

HUBBELL INCORPORATED
Ratios of Total Debt to Total Capital and Net Debt to Total Capital
(in millions)

	March 31,	December 31,
	2010	2009
Total Debt	$503.2	$497.2
Total Hubbell’s Shareholders’ Equity	1,325.9	1,298.2

Total Capital	$1,829.1	$1,795.4

Total Debt to Total Capital	28%	28%

Total Debt	$503.2	$497.2
Less: Cash and cash equivalents	264.7	258.5
Investments	29.2	28.1

Net Debt	$209.3	$210.6

Net Debt to Total Capital	11%	12%
Free Cash Flow Reconciliation

	Three Months Ended March 31,
	2010	2009

Net cash provided by operating activities	$23.9	$46.6
Less: Capital Expenditures	(11.1)	(8.0)

Free cash flow	$12.8	$38.6

HUBBELL INCORPORATED
Segment Information
(in millions)

	Three Months Ended March 31
	(UNAUDITED)	(UNAUDITED)
	2010	2009

Net Sales
Electrical	$409.3	$402.5
Power	161.2	183.1

Total Net Sales	$570.5	$585.6

Operating Income
Electrical	$40.1	$27.7
Power	25.6	29.6

Total Operating Income	$65.7	$57.3

Operating Income as a % of Net Sales
Electrical	9.8%	6.9%
Power	15.9%	16.2%
Total	11.5%	9.8%

HUBBELL INCORPORATED
Earnings Per Share Calculation
(in millions, except per share amounts)

	Three Months Ended
	March 31
	2010	2009
Numerator:
Net income attributable to Hubbell	$38.6	$33.8
Less: Earnings allocated to participating securities	0.2	0.1

Net income available to common shareholders	$38.4	$33.7

Denominator:
Average number of common shares outstanding	59.7	56.2
Potential dilutive shares	0.3	0.1

Average number of diluted shares outstanding	60.0	56.3

Earnings per Share:
Basic	$0.64	$0.60
Diluted	$0.64	$0.60